EXHIBIT 99.01

VERSANT CORPORATION AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Consolidated July 31, 2004	Adjustment for Catalog Solutions July 31, 2004	Pro forma July 31, 2004
	(unaudited)	(unaudited)	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$5,188	$(414)	$4,774
Accounts receivable, net of allowances of $455	4,570	(793)	3,777
Other current assets	890	(50)	840
Total current assets	10,648	(1,257)	9,391

Property and equipment, net	1,153	(66)	1,087
Other assets	82		82
Intangibles, net of accumulated amortization	6,466	(1,500)	4,966
Goodwill	16,895		16,895
Total assets	$35,244	$(2,823)	$32,421

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Line of credit	$—	$	$—
Accounts payable	845	(175)	670
Accrued liabilities	3,745	(454)	3,291
Current portion of deferred revenue	3,519	(231)	3,288
Current portion of deferred rent	68		68
Total current liabilities	8,177	(860)	7,317

Long-term liabilities, net of current portion:
Long-term portion of deferred revenue	45		45
Long-term portion of deferred rent	262		262
Total long-term liabilities	307	—	307

Total liabilities	8,484	(860)	7,624
Shareholders’ equity:
Convertible preferred stock, no par value	—		—
Common stock, no par value	94,081		94,081
Deferred stock compensation	(201)		(201)
Accumulated deficit	(67,543)	(1,963)	(69,506)
Accumulated other comprehensive income	423		423
Total shareholders’ equity	26,760	(1,963)	24,797
Total liabilities and shareholders’ equity	$35,244	$(2,823)	$32,421

See accompanying notes 1 and 3 to pro forma condensed consolidated financial statements.

VERSANT CORPORATION AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Nine Months Ended July 31, 2004
	Consolidated	Adjustment for Catalog Solutions	Pro forma

Revenue:
License	$7,083	$(307)	$6,776
Maintenance	5,257	(472)	4,785
Professional services	5,328	(244)	5,084
Total revenue	17,668	(1,023)	16,645

Cost of revenue:
License	404	(7)	397
Maintenance	1,384	(481)	903
Professional services	4,837	(176)	4,661
Amortization of purchased intangibles	474	(163)	311
Total cost of revenue	7,099	(827)	6,272

Gross profit	10,569	(196)	10,373

Operating expenses:
Marketing and sales	6,801	(795)	6,006
Research and development	4,455	(664)	3,791
General and administrative	3,540	(374)	3,166
Restructuring charge	414	(414)	—
Impairment of intangibles	1,024		1,024
Stock based compensation	99		99
Total operating expenses	16,333	(2,247)	14,086

Loss from operations	(5,764)	2,051	(3,713)

Other income, net	243		243

Loss before taxes and deemed dividend	(5,521)	2,051	(3,470)
Provision for income taxes	68		68
Net loss	$(5,589)	$2,051	$(3,538)
Deemed dividend to preferred shareholders	(2,422)		(2,422)
Cumulative effect of accounting change	35		35
Net loss applicable to common shareholders	$(7,976)	$2,051	$(5,925)

Basic and diluted net loss per share applicable to common shareholders	$(0.27)	$0.07	$(0.20)

Basic and diluted weighted average common shares	29,400	29,400	29,400

See accompanying notes 1 and 2 to pro forma condensed consolidated financial statements.

VERSANT CORPORATION AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro forma adjustments include:

1)     The elimination of the Catalog Solutions balance sheet as of July 31, 2004 and results of operations for the nine months ended July 31, 2004.

2)     The elimination of amortization expense of the intangible assets associated with the Catalog Solutions for the nine months ended July 31, 2004 in the amount of approximately $163,000.

3)     The elimination of the net identified intangible assets of $1.5 million associated with the Catalog Solutions business.